Exhibit 99.1

MicroVision Receives Nasdaq Global Market Listing Deficiency Notice

REDMOND, Wash.--(BUSINESS WIRE)--May 22, 2012--MicroVision, Inc. (NASDAQ:MVIS) announced today that it received a notice on May 16, 2012 from The Nasdaq Stock Market advising the company that for 30 consecutive trading days preceding the date of the notice the company was not in compliance with the $50,000,000 minimum market value of listed securities required for continued listing on The Nasdaq Global Market pursuant to Nasdaq's listing requirements. In accordance with Nasdaq's listing rules, the company has 180 calendar days, or until November 12, 2012, to regain compliance with this requirement. This notification is simply a notice of deficiency, not of imminent delisting, and has no current effect on the listing or trading of MicroVision's common stock on The Nasdaq Global Market.

During the 180-day compliance period, MicroVision can regain compliance if the market value of its listed securities closes at $50,000,000 or more for a minimum of 10 consecutive business days. The company could also regain compliance with Nasdaq’s continued listing requirements by reporting stockholders’ equity of $10 million or more. If the company does not regain compliance by November 12, 2012, Nasdaq will notify the company that its securities are subject to delisting.

The company intends to continue to aggressively execute its business plan to significantly reduce expenses and secure customers for its next generation HD PicoP® display technology based on direct green lasers (PicoP Gen2). MicroVision recently demonstrated progress in commercializing its PicoP Gen2 display technology. The announcement by Pioneer Corporation of July availability of its Cyber Navi AR Head Up Display that uses embedded PicoP Gen2 display technology validates the readiness of MicroVision’s display technology and the commercial availability of direct green lasers. The company expects revenue from sales of components to Pioneer and royalties from sales of the product.

The company has taken steps to secure financing and reduce operating expenses to strengthen its financial position. On May 10, 2012, the company announced a $5M equity investment from private investors. In its Q1 earnings press release MicroVision reiterated its transition to a B2B, ingredient brand business model whereby it would license its patented PicoP display technology to OEMs and ODMs securing licensing and royalty revenue as well as revenue from component sales of MEMs and ASICS, the proprietary elements of PicoP Gen2. Pioneer is MicroVision’s first customer under this ingredient brand business model. Under this model the company plans to reduce its cash used in operations by as much as 50% from Q1 2012 levels. The savings from these actions should start to take effect starting in Q3 2012.

About MicroVision
MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for consumer devices, vehicle displays and wearable displays. The company’s PicoP projection display technology uses highly efficient laser light sources which can create vivid images with high contrast and brightness.

MicroVision is an independently recognized leader in the development of intellectual property. MicroVision has been recognized by IEEE as a top 20 IP portfolio among all global electronics companies, and the top U.S. Company in the rankings. MicroVision’s intellectual property portfolio has also been recognized by the Patent Board, in association with the Wall Street Journal, as a top 50 IP portfolio among all global industrial companies. The Patent Board has developed more than 50 indicators that track global patent activity relating to companies’ innovation, technology, and science strengths. MicroVision’s intellectual property portfolio is further recognized by having been added to the Ocean Tomo 300 Patent Index. The Index is priced and published by the NYSE Euronext (NYSE:OTPAT). The index is objectively based on the value of intellectual property compared to competitors.

For more information, visit us on:

Website: www.microvision.com
Blog: www.microvision.com/displayground
Twitter: www.twitter.com/microvision
Facebook: www.facebook.com/MicrovisionInc
YouTube: www.youtube.com/mvisvideo

MicroVision and PicoP are trademarks of MicroVision Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-looking Statements
Certain statements contained in this release, including those relating to MicroVision's expectations, intentions or strategies, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that MicroVision may not meet regain compliance with the continued listing standards of the Nasdaq Stock Market; capital market risks; our ability to raise additional capital when needed; our, or our customers', failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including our Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

CONTACT:
Investors:
MicroVision, Inc.
Tiffany Bradford, 425-882-6629
or
Media/PR:
Edelman
Callie Snyder, 503-471-6816